Exhibit 23.1

April 9, 2012
Bayou City Exploration, Inc.
632 Adams Street
Suite 700
Bowling Green, KY 42101

CONSENT OF PRESSLER PETROLEUM CONSULTANTS, INC.

Gentlemen:

Pressler Petroleum Consultants, Inc. hereby consents to the use of our name, to references to our name, and to the inclusion of information taken from our letter report, dated March 29, 2012, under the section “Item 2 Description of Properties – Net Proved Oil and Gas Reserves,” in the Annual Report on Form 10-K of Bayou City Exploration, Inc.  We also consent to the inclusion of our letter report and summary reserve information in the Annual Report on Form 10-K of Bayou City Exploration, Inc. as Exhibit 99.1.

Sincerely, PRESSLER PETROLEUM CONSULTANTS, INC. Firm #7507

By:	/s/ Stan Valdez, P.E.
Stan Valdez, P.E.
TBPE #110367